Exhibit 99.1

FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS HIGHER SECOND QUARTER EARNINGS, UP 22%

     NORTHFIELD, Illinois, July 27, 2011 -- Stepan Company (NYSE: SCL) today reported higher second quarter and year-to-date results for the period ended June 30, 2011.

  Net income rose 22 percent to $20.9 million compared to $17.0 million a year ago. Earnings per share also rose 22 percent to $1.87 per share.
  Net income, excluding deferred compensation plan expense, was $20.7 million compared to $19.2 million a year ago, up eight percent.
  Net sales rose 30 percent primarily due to higher selling prices. Gross profit rose 10 percent despite commodity raw material inflation. Total sales volume grew by less than one percent as six percent higher polymer volumes were offset by a one percent decrease in surfactant volumes.
SUMMARY
	Three Months Ended June 30			Six Months Ended June 30

($ in thousands, except			%			%
per share amounts)	2011	2010	Change	2011	2010	Change
Net Sales	$476,989	$366,504	+ 30	$899,587	$703,534	+ 28
Net Income	20,867	17,046	+ 22	39,628	37,706	+ 5
Net Income Excluding
Deferred Compensation*	20,680	19,163	+ 8	38,904	38,490	+ 1
Earnings per Diluted Share	$1.87	$1.53	+ 22	$3.55	$3.41	+ 4
Earnings per Diluted Share
Excluding Deferred
Compensation	$1.85	$1.72	+ 8	$3.49	$3.48	—
* See Table II for a discussion of deferred compensation plan accounting.

SECOND QUARTER RESULTS

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2011	2010	Change	2011	2010	Change

Net Sales
Surfactants	$343,767	$264,567	+ 30	$668,652	$526,880	+ 27
Polymers	120,854	90,893	+ 33	207,253	154,003	+ 35
Specialty Products	12,368	11,044	+ 12	23,682	22,651	+ 5

Total Net Sales	$476,989	$366,504	+ 30	$899,587	$703,534	+ 28

Net sales rose by 30 percent due to higher selling prices (25 percent) and the effect of foreign currency translation (five percent). Sales volume grew by less than one percent. A six percent increase in polymer sales volume was largely offset by a one percent decline in surfactant volume.

  Surfactant sales volume declined by one percent due to weaker volumes in Consumer Products partially offset by improved sales in the Agricultural and Oil Field segments. Oil Field volume improvement was driven by increased sales into EOR applications.
  Polymer sales volume rose six percent. Sales volume of polyol, used primarily in rigid foam insulation rose by 12 percent. External sales of phthalic anhydride (PA) declined by 10 percent, while profitability improved on higher margins. The lower PA volume relates to recurring weakness in polyester resins used in automotive, boating and construction industries. Internal consumption of PA increased on higher polyol volumes.

Gross profit increased by 10 percent to $69.6 million versus $63.5 million a year ago.

  Surfactant gross profit rose by $1.5 million, or three percent, due to a more favorable sales mix in North America and Europe that was partially offset by lower Consumer Product sales. Latin American gross profit declined due to higher expenses associated with our Brazilian expansion.
  Latin American volume grew by 22 percent.
  Polymer gross profit surged 37 percent to $20.6 million compared to $15.0 million a year ago. The improvement was largely due to the 12 percent increase in polyol volume coupled with improved margins, particularly in Europe, which had experienced margin erosion over the last year as commodity raw material costs escalated. We anticipate continued strong demand for polyol used in replacement roofs driven by energy savings and expanded use in metal panel applications.
  Specialty Products gross profit declined four percent to $4.4 million versus $4.6 million a year ago. The decrease is due to lower margins in our food ingredient business precipitated by higher raw material costs and competitive pressure on selling prices. Sales volume rose eight percent.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2011	2010	Change	2011	2010	Change

Marketing	$12,171	$9,391	+ 30	$23,001	$20,342	+ 13
Administrative – General	13,008	11,543	+ 13	24,263	22,407	+ 8
Administrative – Deferred
Compensation	(328)	2,730	NM	(709)	929	NM
Research, development
and technical service	10,656	10,042	+ 6	20,887	19,925	+ 5

Total	$35,507	$33,706	+ 5	$67,442	$63,603	+ 6

  Marketing expense rose 30 percent for the quarter and 13 percent year-to- date. Investments planned to accelerate growth in Singapore, Brazil and Poland and the consolidation of the Philippine operation accounted for nearly half of the growth in marketing expense. Higher travel expense and the effect of foreign currency translation of expenses incurred outside the U.S. contributed to the remaining increase.
  Administrative general expense rose by 13 percent for the quarter and eight percent for the year. The growth initiatives in Singapore, Brazil and Poland contributed to the increase coupled with the effect of foreign currency translation.

INCOME TAXES

The effective tax rate was 33 percent for the quarter and 32 percent for the year-to-date period compared to 35 percent in the year ago periods. The decrease was primarily attributable to the implementation of a holding company structure that will provide a recurring benefit in lowering the effective tax rate on foreign earnings.

BALANCE SHEET

The Company’s net debt levels increased by $32.2 million for the quarter and increased $84.8 million for the first six months:

($ in millions)

Net Debt	6/30/11	3/31/11	12/31/10
Total Debt	$190.8	$185.7	$191.6
Cash	25.6	52.7	111.2

Net Debt	$165.2	$ 133.0	$ 80.4

The year-to-date increase in net debt was primarily due to the inflationary impact of higher commodity raw material costs on inventory and receivables. The second quarter increase also included the Lipid Nutrition product line acquisition, including inventory. Capital expenditures for the quarter and year-to-date periods were $17.9 million and $40.4 million, respectively.

OUTLOOK

Our growth initiatives are on track to deliver future earnings in 2012. Surfactant earnings will improve this year as growth from our higher margin functional surfactants offset the weakness in consumer volumes. Surfactant demand for enhanced oil recovery continues to grow. Our Brazil expansion is complete and we will have improved contribution in the third quarter.

The significant improvement in our Polymer business this year is in line with our expectations. The sold out demand for polyol at our German plant will continue to require imports from our Illinois plant for the balance of the year due to delays in the expanded German capacity. Our polymer plant in Poland should see improved volume over the balance of the year as we begin fulfilling new customer demand.

Specialty Product earnings will benefit from our recently announced Lipid Nutrition product line acquisition. The acquisition should contribute to earnings this year and provide longer term synergies with our existing food ingredient business.

While 2011 will have some planned higher costs associated with our global growth initiatives, we have the opportunity to deliver full year earnings growth.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 1:00 p.m. Eastern Daylight Time on July 27, 2011. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

				%				%
	2011	2010	Change		2011	2010	Change

Net Sales	$476,989	$366,504	+	30	$899,587	$703,534	+	28
Cost of Sales	407,404	303,026	+	34	768,216	576,504	+	33
Gross Profit	69,585	63,478	+	10	131,371	127,030	+	3

Operating Expenses:
Marketing	12,171	9,391	+	30	23,001	20,342	+	13
Administrative	12,680	14,273	-	11	23,554	23,336	+	1
Research, development
and technical services	10,656	10,042	+	6	20,887	19,925	+	5
	35,507	33,706	+	5	67,442	63,603	+	6

Operating Income	34,078	29,772	+	14	63,929	63,427	+	1
Other Income (Expense):
Interest, net	(2,194)	(1,510)	+	45	(4,257)	(2,766)	+	54
Loss from equity in joint ventures	(805)	(764)	+	5	(1,770)	(1,335)	+	33
Other, net	253	(1,111)		NM	565	(1,333)		NM

	(2,746)	(3,385)	-	19	(5,462)	(5,434)	+	1

Income before Income Taxes	31,332	26,387	+	19	58,467	57,993	+	1
Provision for Income Taxes	10,326	9,318	+	11	18,645	20,243	-	8
Net Income	21,006	17,069	+	23	39,822	37,750	+	5

Add: Net Income Attributable
to the Noncontrolling
Interests	(139)	(23)	+	504	(194)	(44)	+	341

Net Income Attributable to
Stepan Company	$20,867	$17,046	+	22	$39,628	$37,706	+	5

Net Income Per Common Share
Attributable to Stepan Company
Basic	$2.00	$1.66	+	20	$3.80	$3.69	+	3
Diluted	$1.87	$1.53	+	22	$3.55	$3.41	+	4

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	10,345	10,160	+	2	10,335	10,130	+	2
Diluted	11,178	11,118	+	1	11,175	11,052	+	1

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $0.3 million of income versus expense of $3.4 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The deferred compensation expense income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2011	2010	2011	2010

Deferred Compensation
Administrative (Expense) Income	$328	$(2,730)	$709	$(929)
Other, net – Mutual Fund Gain (Loss)	(26)	(685)	460	(336)

Total Pretax	$302	$(3,415)	$1,169	$(1,265)

Total After Tax	$187	$(2,117)	$724	$(784)

Reconciliation of non-GAAP net income:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2011	2010	2011	2010

Net income excluding deferred
compensation	$20,680	$19,163	$38,904	$38,490
Deferred compensation plan (expense)
income	187	(2,117)	724	(784)

Net income as reported	$20,867	$17,046	$39,628	$37,706

Reconciliation of non-GAAP EPS:

	Three Months Ended June 30		Six Months Ended June 30

	2011	2010	2011	2010

Earnings per diluted share excluding
deferred compensation	$1.85	$1.72	$3.49	$3.48
Deferred compensation plan (expense)
income	0.02	(0.19)	0.06	(0.07)

Earnings per diluted share	$1.87	$1.53	$3.55	$3.41

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the second quarter and the first half of 2011, the U.S. dollar was weaker against all the foreign currencies in the locations where the Company does business, when compared to the exchange rates for the second quarter and first half of 2010. Consequently, reported net sales, expense and income amounts for 2011 were higher than they would have been had the foreign currency exchange rates remained constant with the rates for 2010. Below is a table that presents the effect that foreign currency translation had on the quarter-over-quarter and year-over-year changes in consolidated net sales and various income line items for the second quarter and first half ending June 30, 2011:

	Three Months
	Ended June 30

				Increase Due to
	2011	2010	Increase	Foreign Translation

Net Sales	$477.0	$366.5	110.5	16.6
Gross Profit	69.6	63.5	6.1	1.5
Operating Income	34.1	29.8	4.3	0.6
Pretax Income	31.3	26.4	4.9	0.4

	Six Months
	Ended June 30

				Increase Due to
	2011	2010	Increase	Foreign Translation

Net Sales	$899.6	$703.5	196.1	20.1
Gross Profit	131.4	127.0	4.4	1.9
Operating Income	63.9	63.4	0.5	0.9
Pretax Income	58.5	58.0	0.5	0.6

		Table IV

Stepan Company
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010

	2011	2010
	June 30	December 31
ASSETS
Current Assets	$504,592	$427,826
Property, Plant & Equipment, Net	368,766	353,585
Other Assets	37,567	30,020
Total Assets	$910,925	$811,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$262,534	$205,627
Deferred Income Taxes	9,986	5,154
Long-term Debt	154,956	159,963
Other Non-current Liabilities	82,462	87,616
Total Stepan Company Stockholders’ Equity	397,171	349,491
Minority Interest	3,816	3,580
Total Liabilities and Stockholders’ Equity	$910,925	$811,431